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                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

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      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section 240.14a-12

                                   DETECTION SYSTEMS, INC.
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                 (Name of Registrant as Specified In Its Charter)

                                         ULTRAK, INC.
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                    (Name of Person(s) Filing Proxy Statement)
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                              [ULTRAK LETTERHEAD]

                                                                 August 16, 2000

Dear Fellow Detection Systems Shareholder:

    As Detection Systems, Inc.'s largest shareholder--with 21% of its common stock--WE ARE WRITING TO EXPRESS OUR SERIOUS CONCERN ABOUT THE FUTURE OF THE COMPANY. For more than a year we have tried to engage management in discussions that could lead to a substantial increase in value for all Detection Systems shareholders. But management has been unresponsive to our efforts, and now we're forced to bring our concerns directly to you, our fellow owners of the Company.

    In a letter dated July 7, 2000, the incumbent management of Detection Systems' announced that the Company's 2000 Annual Meeting of Stockholders will be delayed because management was talking with financial advisors "to more fully explore the Company's strategic alternatives for resolving this proxy contest." More than a month later, on August 14, 2000, all management was willing or able to report to shareholders was that they have "retained the investment banking firm of FleetBoston Robertson Stephens to explore a wide range of strategic alternatives designed to enhance shareholder value." Talk is cheap!

    As discussed in the accompanying proxy statement, we have nominated three candidates for election as directors at the upcoming Annual Meeting. At that meeting, five directors are to be elected, so our nominees would constitute a majority of the Detection Systems board of directors if elected. Our nominees are independent of Ultrak, and are committed to hiring an investment banking firm to actively explore a sale of Detection Systems or any alternative that might produce even greater shareholder value.

    Despite the Company's apparent recent conversion to the program that Ultrak has long advocated, Ultrak believes that its fellow Detection Systems shareholders will be better served by electing the Ultrak Nominees than by re-electing a board that has for so long resisted these steps. Moreover, we are concerned that management's interests are not properly aligned with shareholder interests.

    - For instance, Detection Systems' board of directors has awarded to Karl H. Kostusiak and David B. Lederer, the Company's top two officers who are also Detection Systems' directors, golden parachute agreements that are extraordinarily expensive in relation to the size of the Company. (Details of these agreements are included in Ultrak's August 15, 2000 proxy statement, which accompanies this letter.)

    - If there is a "change in control" of Detection Systems--WHICH INCLUDES THE REPLACEMENT OF ONLY TWO OF THE FIVE DIRECTORS WITH INDIVIDUALS NOT BLESSED BY THE BOARD--these golden parachutes allow Messrs. Kostusiak and Lederer to quit and to receive extraordinary payments, estimated at $7.9 million, or 13% of Detection Systems' total current market value and 228% of Detection Systems' actual net income for fiscal year 2000.

    - Ultrak, on the other hand, as a holder of 21% of the Company's stock, has brought a derivative suit in federal court to invalidate these golden parachutes on the basis that these payments are so significant in amount as to constitute a breach of the directors' fiduciary duties to the Company.
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WE NEED YOUR SUPPORT TO ELECT DIRECTORS WHO ARE COMMITTED TO MAXIMIZING
SHAREHOLDER VALUE. IF ELECTED, OUR NOMINEES WILL SEEK TO CAUSE THE BOARD OF DIRECTORS OF DETECTION SYSTEMS TO RETAIN AN INVESTMENT BANKING FIRM, WHICH WOULD BE CHARGED WITH IMPLEMENTING A SALE OF THE COMPANY OR ANY STRATEGIC ALTERNATIVE THAT WOULD PROVIDE GREATER VALUE TO SHAREHOLDERS.

    If you have any questions, please call us at the number below or our proxy firm, Georgeson Shareholder Communications Inc., at (800) 223-2064.

                                          Sincerely yours,
                                          George K. Broady
                                          Chairman of the Board and Chief
                                          Executive Officer
                                          Ultrak, Inc.
                                          (972) 353-6500

      BECAUSE THE COMPANY HAS NOT YET SET THE RECORD DATE FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS, WE HAVE NOT INCLUDED OUR BLUE PROXY CARD IN THIS MAILING. ONCE THE RECORD DATE HAS BEEN SET, WE WILL MAIL OUR PROXY STATEMENT AND PROXY CARDS TO HOLDERS AS OF THE RECORD DATE.

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